Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

YRC Worldwide Inc.:

We consent to the use of our reports with respect to the consolidated financial statements of YRC Worldwide Inc. and subsidiaries as of December 31, 2008 and for each of the years in the three-year period then ended and the related financial statement schedule and the effectiveness of internal control over financial reporting of YRC Worldwide Inc. as of December 31, 2008 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports on the consolidated financial statements of YRC Worldwide Inc. and subsidiaries and the related financial statement schedule referred to above contain an explanatory paragraph stating that, as discussed in Note 9 to the consolidated financial statements, on January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

/s/ KPMG LLP

Kansas City, Missouri

May 20, 2009